Exhibit 10.54

AMENDMENT NO. 3

TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment No. 3 to the Amended and Restated Employment Agreement is made as of December 15, 2009 by and among FGX International Inc., a Delaware corporation (the “Company”) and Steven Crellin, a resident of the State of Rhode Island (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated as of February 18, 2008, as amended through November 6, 2009 (the “Agreement”); and

WHEREAS, pursuant to and in accordance with Section 22 of the Agreement, the Company and the Executive desire to amend the Agreement in order to provide for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             The following is added at the end of the third sentence of Section 2 of the Agreement, immediately prior to the period of such sentence:

; provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred

2.             That portion of Section 9(g) of the Agreement that follows the first sentence thereof is amended in its entirety to read as follows:

If the Company terminates the Employee’s employment without Cause, or if Executive terminates his employment pursuant to Section 9(d) above (for a reason other than those covered by Section 9(a), (b) or (c) above), then, subject to Section 9(h), the Company shall provide the Employee with a severance package for 18 months, commencing on the first business day of the third month following the effective date of such termination, which shall consist of the following:  (x) payment on the first business day of the month of an amount equal to one-twelfth of the Employee’s then current Base Salary under Section 4(a) hereof; (y) payment on the first business day of each month of an amount equal to one-twelfth of the Employee’s Annual Target Bonus Amount (as defined in Section 4(b) above) for the year of termination, provided, however, that the first payment to be made under clauses (x) and (y) of this Section 9(g) shall be an amount equal to three-twelfths of such Base Salary and Annual Target

Bonus amounts; and (z) continuation of all benefits under Section 6 hereof at the same cost to the Employee as is applicable to active employees of the Company (with the Employee being entitled to reimbursement by the Company of any amounts paid by the Employee due to the delay in the commencement of such benefit pursuant to this sentence); provided, however, that benefits under Section 6 shall be discontinued as of the date on which the Employee is provided comparable benefits from any other source.  Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

3.             Section 9(k) of the Agreement is amended in its entirety to read as follows:

Notwithstanding any other provision of this Agreement to the contrary, as a condition precedent to receiving any severance payment the Employee shall execute, not later than forty-five (45) days following (and not prior to) the effective date of such termination of employment, a general release of any and all claims which the Employee or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future executives, officers, directors, agents and attorneys, except for claims arising under this agreement or any benefit plan in which the Employee is a participant (other than any such plan providing a benefit in the nature of a severance benefit) or for any right to indemnification to which the Employee may be entitled as an officer and director of the Company.

4.             The first sentence of Section 9(i)(1) of the Agreement is restated in its entirety to read as follows:

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code, and thus would result in the Employee incurring an excise tax under Section 4999 of the Code, then amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount, but only if and to the extent that the after-tax value to the Employee of reduced Agreement Payments would exceed the after-tax value to the Employee of the Agreement Payments received by the Employee without application of such reduction; provided, that such reduction shall occur in the following order:  (1) cash payments subject to Section 409A of the Code; (2) cash payments not subject to Section 409A of the Code; and (3) non-cash forms of benefits; and provided, further, that to the extent any payment to be reduced pursuant to this sentence is to be made over time (e.g., in installments, etc.), then such payments shall be reduced in reverse chronological order.

5.             Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first written above.

FGX INTERNATIONAL INC.

/s/ ALEC TAYLOR
By: Alec Taylor
Title: Chief Executive Officer

EXECUTIVE

/s/ STEVEN CRELLIN
Steven Crellin